Exhibit 4.16

*** Certain information in this document has been excluded pursuant to Item 601(b)(10) of Regulation S-K. Such excluded information is not material and is the type the registrant treats as private or confidential. Such omitted information is indicated by brackets (“[REDACTED]”) in this exhibit. ***

Supplemental Agreement to the Share Transfer Agreement

This Supplemental Agreement (the “Agreement”) is entered into as of December 3, 2024 by and between:

BIT MINING LIMITED, a Cayman Islands exempted company listed on the New York Stock Exchange (the “Company”); ; and

YOU Hongyan, CHN PPT: [REDACTED] (the “Selling Shareholder 2”),

The Company and the Selling Shareholder 2 are referred to in this Agreement collectively as the “Parties”, and individually as a “Party”.

RECITALS

WHEREAS, the Parties entered into a Share Transfer Agreement dated December 3, 2024 (the “Original Agreement”) under which the Company agreed to acquire 68.28% equity interest of Guanghan Data Center Co., Ltd with its BVI company number of 2162988 (the “Target Company”) from Selling Shareholder 2, with consideration including the issuance of 336,206,900 Class A Ordinary Shares of the Company at the First Closing;

WHEREAS, the Parties have mutually agreed to amend the issuance schedule of Class A Ordinary Shares at the First Closing, reducing the total shares issued to 322,169,700 Class A Ordinary Shares, and deferring the issuance of the remaining 14,037,200 Class A Ordinary Shares to the Subsequent Closings.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the Parties agree as follows:

ARTICLE 1

AMENDMENT TO THE FIRST CLOSING ISSUANCE SCHEDULE

1.1First Closing Share Issuance. At the First Closing, the Company shall issue a total of 322,169,700 Class A Ordinary Shares to the Selling Shareholder 2 and four other Designated Individuals,detailed in Schedule 1. These Class A Ordinary Shares will be allocated equally among the Selling Shareholder 2 and four other Designated Individuals, with each receiving 64,433,940 Class A Ordinary Shares, in accordance with the terms and conditions set forth in the Original Agreement and this Supplemental Agreement.

1.2Remaining Share Issuance. The remaining 14,037,200 Class A Ordinary Shares originally planned for issuance at the First Closing shall instead be issued at the subsequent closings, in accordance with the terms and conditions set forth in the

Original Agreement and this Supplemental Agreement.

ARTICLE 2

EFFECT OF THIS AGREEMENT

2.1This Agreement serves as an amendment to the Original Agreement and shall be read and construed together with the Original Agreement. All terms and conditions of the Original Agreement, except as expressly amended by this Agreement, remain in full force and effect.

2.2In the event of any conflict between this Agreement and the Original Agreement, the terms of this Agreement shall prevail.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1Mutual Representations.  Each Party represents and warrants to the other Party that it has the requisite authority to enter into this Agreement and that this Agreement constitutes a valid and binding obligation enforceable against it in accordance with its terms.

ARTICLE 4

MISCELLANEOUS

4.1Entire Agreement. This Agreement, together with the Original Agreement, constitutes the entire agreement between the Parties with respect to its subject matter and supersedes all prior agreements and understandings, whether written or oral.

4.2Consistency of Defined Terms. All capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Original Agreement.

4.3Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BIT MINING LIMITED

By:	/s/ Xianfeng Yang
Name:	Xianfeng Yang
Title:	CEO

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

YOU Hongyan
By:	/s/ YOU Hongyan
Name:	YOU Hongyan